Exhibit 99.1

Update on Solis Bond Terms

Dublin, 30 January 2024

Reference is made to the updates issued by Alternus Energy Group Plc (OSE: ALT) (“AEG”) and Solis Bond Company DAC (“Solis”), an indirect wholly owned subsidiary of Alternus Clean Energy, Inc. (NASDAQ: ALCE) (“Alternus”), a majority owned subsidiary of AEG, on 9 March 2023, 21 March 2023, 27 March 2023, 18 April 2023, 24 April 2023, 16 May 2023, 19 September 2023, 16 October 2023, 18 December 2023 and 3 January 2024 regarding the waivers of the financial covenants and extension of the maturity date sought from the bondholders in Solis’ FRN senior secured EUR 200,000,000 green bonds 2021/2024 (ISIN NO0010914914).

AEG, Alternus and Solis are pleased to announce that the Bond Trustee has exercised its right to extend the waivers and the maturity date of the Bond Terms to 29 February 2024. Additionally, the Bond Trustee and a majority of the bondholders have agreed to waive the requirement that repayments must be made in whole multiples of EUR 7 million for the purpose of repaying the bond using the proceeds from the past and potential future divestitures of certain of Solis’ assets.

About Alternus Energy Group:

The Company is a transatlantic clean energy independent power producer (IPP). We currently develop, install, own and operate utility scale solar parks in America and Europe. Our highly motivated and dynamic team at Alternus have achieved rapid growth in recent years. Building on this, our goal is to reach 3GW of operating projects within 5 years through continued organic development activities and targeted strategic opportunities. Our vision is to become a leading provider of 24/7 clean energy delivering a sustainable future of renewable power with people and planet in harmony.

AEG operates primarily through ALternus Clean Energy, Inc. (Nasdaq: ALCE). AEG is listed on the Euronext Growth Oslo exchange and headquartered in Ireland, while Alternus Clean Energy, Inc. is listed on Nasdaq and headquartered in the US. They remain as two separate legal entities.